Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Enjoy Technology, Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Other(2)	7,492,009 (4)	$3.30	$24,742,359.72	.0000927	$2,293.62
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	Other(3)	1,498,401 (5)	$2.81	$4,206,198.91	.0000927	$389.92
	Total Offering Amounts					$28,948,558.63		$2,683.54
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due					$28,948,558.63		$2,683.54

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Enjoy Technology, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $3.30, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 24, 2022.

(3)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of 85% of $3.30, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 24, 2022. Pursuant to the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

(4)

Represents 7,492,009 additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2022 under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”). Pursuant to the evergreen provision contained in the 2021 Plan, the number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2022 and continuing through (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of the Registrant’s fully-diluted common stock on December 31 of the preceding year, except that, before the date of any such increase, the Registrant’s board of directors may determine that the increase for such year will be a lesser number of shares.

(5)

Represents 1,498,401 additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2022 under the 2021 ESPP. Pursuant to the evergreen provision contained in the 2021 ESPP, the number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2022 and continuing through (and including) January 1, 2031, by the lesser of (a) 1% of the fully-diluted common stock on December 31 of the preceding year and (b) 4,766,874 shares, except that, before the date of any such increase, the Registrant’s board of directors may determine that there will be no such increase or that the increase for such year will be less than the amount set forth in clauses (a) and (b).